All information in this Term Sheet, whether regarding assets backing any securities discussed herein or otherwise, will be superseded by the information contained in the final prospectus.

May 18, 2004

Preliminary Structural and Collateral Term Sheet

$528,795,000 (Approximate) of Senior Certificates
GSR Mortgage Loan Trust 2004-6F
GS Mortgage Securities Corp., Depositor
Mortgage Pass-Through Certificates, Series 2004-6F

Features of the Transaction	Key Terms

●

Offering consists of five tracks of senior certificates and one PO certificates totaling approximately $528,795,000 expected to be rated AAA by 2 of the 3 of: S&P, Moody's, or Fitch. The five tracks of seniors are expected to be approximately:

$29,755,000 of 5.00% coupons (Track 1)

$253,770,000 of 5.50% coupons (Track 2)

$136,363,000 of 6.50% coupons (Track 3)

$65,529,000 of 5.00% coupons (Track 4)

$43,263,000 of 5.50% coupons (Track 5)

●

The overall expected amount of credit support for the senior certificates is 2.45% +/- 0.50% for the Mortgage Loans in the form of subordination with a shifting interest structure and a five-year prepayment lockout.

●

Collateral consists primarily of conventional fixed rate 30 year mortgage loans secured by first liens on one-to-four family residential properties, serviced by ABN AMRO Mortgage Group, Inc., Fifth Third Mortgage Company, Bank of America, N.A., Washington Mutual, FA, and National City Mortgage Co. with Chase Manhattan Mortgage Corporation as the Master Servicer.

●

The amount of senior certificates is approximate and may vary by up to 5%.

Issuer: GSR Mortgage Loan Trust 2004-6F

Underwriter: Goldman, Sachs & Co.

Originators: ABN AMRO Mortgage Group, Inc., Fifth Third Mortgage Company, Bank of America, N.A., National City Mortgage Co., Washington Mutual Bank, FA, and Washington Mutual Bank

Servicers: ABN AMRO Mortgage Group, Inc. (AB), Fifth Third Mortgage Company (FT), Bank of America, N.A. (BA), Washington Mutual, FA (WM), and National City Mortgage Co. (NC)

Master Servicer: Chase Manhattan Mortgage Corporation

Trustee: Wachovia Bank, National Association

Securities Administrator: JPMorgan Chase Bank

Type of Issuance: Public

Servicer Advancing: Yes, subject to recoverability

Compensating Interest: Yes, to the extent of the servicing fee for such Distribution Date

Legal Investment: The senior certificates are SMMEA eligible at settlement

Interest Accrual: Prior calendar month for fixed rate bonds and 25th to 24th for floating rate bonds

Clean Up Call: 1 % of the Cut-off Date principal balance of the Loans

ERISA Eligible: Underwriter's exemption may apply to senior certificates, however prospective purchasers should consult their own counsel

Tax Treatment: REMIC; senior certificates are regular interests

Structure: Senior/Subordinate; shifting interest structure with a five-year prepayment lockout to junior certificates

Expected Subordination: 2.45% +/- 0.50%

Expected Rating Agencies: 2 of the 3 of: S&P, Moody's, or Fitch

Minimum Denomination: Senior certificates - $25,000

Delivery: Senior certificates - DTC

Time Table
Expected Settlement: May 27, 2004 Cut-off Date: May 1, 2004 First Distribution Date: June 25, 2004 Distribution Date: 25th of each month

Preliminary Collateral Information [1]	Track 1	Track 2	Track 3	30-Year Subtotal	Track 4	Track 5	15- Year Subtotal	Deal Total
Total Outstanding Principal Balance:	$30,525,000	$260,145,000	$139,789,000	$430,458,000	$67,271,00	$44,350,000	$111,621,000	$542,080,000
Number of Mortgage Loans[2]:	142	762	633	919	215	183	217	1,136
Average Current Principal Balance of the Mortgage Loans (000's)[3]:	$491	$471	$457	$468	$515	$524	$514	$477
Weighted Average Annual Mortgage Interest Rate:	5.46%	5.87%	6.65%	6.09%	5.39%	5.53%	5.45%	5.96%
Expected Administrative Fees (Including Servicing and Trustee Fees):	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Weighted Average Amortized Term To Maturity (Months):	357	357	337	350	165	163	164	312
Weighted Average Seasoning (Months):	3	3	20	9	11	12	12	9
Weighted Average Current Loan-To-Value Ratio:	70%	69%	68%	69%	61%	60%	60%	67%
Owner Occupied:	98%	95%	94%	95%	100%	100%	100%	96%
Single Family and PUD:	91%	92%	94%	92%	98%	98%	98%	94%
Current FICO:	749	744	723	738	731	739	734	737
California Concentration:	42%	47%	31%	42%	0%	0%	0%	33%
Servicers[4]:	AB: 96%	AB: 87%	AB: 29%	AB: 70%	FT: 98%	FT: 99%	FT: 98%	AB: 55%
	FT: 4%	FT: 8%	WM: 28%	WM: 10%	WM: 2%	WM: 1%	WM: 2%	FT: 27%
		NC: 2%	BA: 28%	BA: 9%				BA: 7%
		WM: 1%	FT: 9%	FT: 8%				WM: 8%
		BA: 0.2%	NC: 6%	NC: 3%				NCL 2%

1.

The final collateral will be a subset of the mortgage loans used to determine the information under the Collateral Description.

2.

This represents the number of mortgage loans contributing all or part of their cash flow to the respective track.  The total number of mortgage loans is 1,136 and the total principle balance is approximately $542,079,000.

3.

This represents the average original principal balance of mortgage loans contributing all or part of their cash flow to the respective track.

4.

Totals may not sum to 100% due to rounding.

This material is for your private information and we are not soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. Neither the issuer of the certificates nor Goldman, Sachs & Co., nor any of their affiliates makes any representation as to the accuracy or completeness of the information herein. By accepting this material the recipient agrees that it will not distribute or provide the material to any other person. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected therein. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned herein or derivatives thereof (including options). This material may be filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into an effective registration statement previously filed with the SEC under Rule 415 of the Securities Act of 1933, including in cases where the material does not pertain to securities that are ultimately offered for sale pursuant to such registration statement. Information contained in this material is current as of the date appearing on this material only. Information in this material regarding the securities and the assets backing any securities discussed herein supersedes all prior information regarding such securities and assets. Any information in this material, whether regarding the assets backing any securities discussed herein or otherwise, is preliminary and will be superseded by the applicable prospectus supplement and any other information subsequently filed with the SEC. The information contained herein will be superseded by the description of the mortgage pool contained in the prospectus supplement relating to the certificates and supersedes all information contained in any collateral term sheets relating to the mortgage pool previously provided by Goldman, Sachs & Co. In addition, we mutually agree that, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman Sachs imposing any limitation of any kind. Further information regarding this material may be obtained upon request.

This material is furnished to you solely by Goldman, Sachs & Co., acting as underwriter and not as agent of the issuer.